Exhibit 99.1

For Immediate Release

Contact:	Therese Crozier Corporate Communications 510-789-4331

SANGSTAT COMPLETES $12.5 MILLION PRIVATE PLACEMENT

Fremont, Calif.- January 8, 2001 - SangStat (Nasdaq: SANG) announced today that it has completed a private placement of approximately 1.3 million shares of common stock for aggregate proceeds of approximately $12.5 million with a group of institutional investors, including some who were already stockholders of SangStat. Shares were purchased at a discount to the closing market price at the date the agreements were signed. The transaction occurred in two tranches, the first of which closed December 29, 2000, the second of which closed January 5, 2001. SangStat did not pay any investment banking fees and did not issue any warrants with respect to this private placement. SangStat intends to use the proceeds from the sale of its common stock for working capital.

The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. SangStat has agreed to file a registration statement covering resales of these shares by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

SangStat

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SangStat's product development and marketing of products. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. Factors that could cause actual results to differ materially include, without limitation, failures or delays in its drug discovery or development programs, and existing or new competition with respect to both product development and marketing of existing products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K, its 2000 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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